Exhibit 5.1

September 5, 2008

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Re:	Shares of Common Stock, Par Value $0.01 (“Common Stock”) and shares of 5.75% Series A Cumulative Convertible Perpetual Preferred Stock, Par Value $0.01 (“Series A Preferred Stock”) to be issued pursuant to that certain Agreement and Plan of Merger dated July 14, 2008 by and among Chaparral Energy, Inc. (the “Company”), Chaparral Exploration, L.L.C. and Edge Petroleum Corporation (the “Merger Agreement”).

Shares of Common Stock to be issued upon conversion of the Series A Preferred Stock and the exercise of Chaparral options issuable to holders of Edge options (“Chaparral Options”) pursuant to the Merger Agreement (collectively, the “Conversion Shares”)

Gentlemen:

We have examined the Registration Statement on Form S-4 (File No. 333-153049) as amended and filed with the Securities and Exchange Commission in connection with the issuance of Common Stock and Series A Preferred Stock in accordance with the Merger Agreement and in connection with the issuance of Conversion Shares upon conversion of the Series A Preferred Stock and exercise of the Chaparral Options. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

Based on the foregoing, we are of the opinion that:

1. The Company is duly organized and validly existing under the laws of the State of Delaware.

2. The Common Stock and Series A Preferred Stock have been duly authorized by all requisite corporate action and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable in accordance with Delaware law.

3. The Conversion Shares been duly authorized by all requisite corporate action and, when issued pursuant to either the Certificate of Designations for the Series A Preferred Stock or the option agreements for the Chaparral Options, as applicable, the Conversion Shares will be legally issued, fully paid and nonassessable in accordance with Delaware law.

Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation
McAfee & Taft A Professional Corporation

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